WOODSIDE CAPITAL PARTNERS V, LLC
WOODSIDE CAPITAL PARTNERS V QP, LLC
WOODSIDE CAPITAL PARTNERS IV, LLC
WOODSIDE CAPITAL PARTNERS IV QP, LLC

25 Mall Road
Burlington, MA 01803

November 3, 2008
National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, OH 43017
Attn: Steven J. Ross, Chief Executive Officer

Re:	Consulting Fee Arrangements

Ladies and Gentlemen:

We refer to that certain Securities Purchase and Loan Agreement, dated as of November 30, 2007 (as amended, modified, or supplemented from time to time, the “Securities Purchase Agreement”), by and among Woodside Capital Partners IV, LLC (“Woodisde IV”), Woodside Capital Partners IV QP, LLC (“Woodisde IV QP”), Woodside Capital Partners V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) (“Woodside V”), Woodside Capital Partners V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) (“Woodside V QP”, and together with Woodside IV, Woodside IV QP and Woodside V, the “Holders”), Woodside Agency Services, LLC, as Collateral Agent, and National Investment Managers Inc. (the “Company”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement.

In consideration of the Holders’ support of the Company’s capital requirements and the Holders’ assistance with the Company’s evaluation and implementation of its strategic objectives, the Company hereby agrees that, in the event that a Capital Transaction is consummated on or prior to May 4, 2009, the Company will pay to the Holders a consulting fee in an amount equal to $1,000,000, which consulting fee shall be due and payable in cash upon the consummation of the Capital Transaction and shall be due and payable without offset, counterclaim, deduction or withholding. The Holders shall be entitled to allocate the consulting fee among themselves as they may agree.

In the event that any portion of such consulting fee is not paid pursuant to the terms hereof, interest shall accrue on such unpaid portion from the day immediately following the day on which the same is due and payable until the date that such unpaid amount, and all interest accrued thereon, has been paid in full in cash, at the rate of 18% per annum, compounded on a quarterly basis to the extent permitted by law and payable on demand.

The Company hereby agrees that it shall not enter into any document, instrument or agreement which would in any manner restrict the Company's ability to pay to the Holders the consulting fee when due and payable.

Any notice pursuant to this Agreement to the Company or any Holder shall be in writing and shall be deemed to have been duly given (a) if mailed by certified or registered mail, postage prepaid, return receipt requested, when received, (b) if by facsimile transmission, when electronic confirmation of receipt is received, and (c) if by overnight courier, when receipted for, in each case when addressed to them at their respective addresses set forth above (or such other address as any of them may designate by written notice to the others, in accordance herewith).

THE COMPANY HEREBY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS LETTER AGREEMENT, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS MAY BE MADE BY REGISTERED MAIL TO IT AT ITS ADDRESS DETERMINED PURSUANT TO THE IMMEDIATELY PRECEDING PARAGRAPH.

THIS LETTER AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS LETTER AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS.

This letter agreement is, as further described in Section 3.6 of the Securities Purchase Agreement, secured by the Collateral pledged pursuant to the Security Documents. Each Holder is entitled to enforce the provisions of the Securities Purchase Agreement and to enjoy the benefits thereof, and of the Security Documents and other Financing Agreements, and may exercise the respective remedies provided for hereby and thereby or otherwise available in respect hereof and thereof, all in accordance with the respective terms thereof.

This letter agreement shall constitute a Financing Agreement under the Securities Purchase Agreement, and all obligations included in this letter agreement shall constitute Obligations and be secured by the Collateral.

This letter agreement sets forth the entire understanding of the parties hereto with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The invalidity or unenforceability of any one or more sections of this letter agreement shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this letter agreement shall be equally applicable to the singular and plural forms of the terms defined.

This letter agreement may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument. In making proof of this letter agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. Any signature delivered by a party by facsimile transmission or other electronic method of transmission (including without limitation in “pdf” format) shall be deemed to be an original signature hereto.

[Signature page follows]

Sincerely yours,

WOODSIDE CAPITAL PARTNERS V, LLC By: Woodside Opportunity Partners II, LLC, its Manager By: Woodside Capital Management, LLC, its Manager

By: /s/David Ray
Name: David Ray Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS V QP, LLC By: Woodside Opportunity Partners II, LLC, its Manager By: Woodside Capital Management, LLC, its Manager

By: /s/David Ray Name: David Ray Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS IV, LLC By: Woodside Opportunity Partners, LLC, its Manager By: Woodside Capital Management, LLC, its Manager

By:/s/David Ray Name: David Ray Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS IV QP, LLC By: Woodside Opportunity Partners, LLC, its Manager By: Woodside Capital Management, LLC, its Manager

By: /s/David Ray Name: David Ray Title: Executive Vice President

Acknowledged and Agreed:

NATIONAL INVESTMENT MANAGERS INC.

By: /s/Steven Ross
Name: Steven Ross
Title: CEO

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By: Woodside Capital Management, LLC, its Manager

By:  /s/David Ray
Name: David Ray
Title: Executive Vice President